                                                                   EXHIBIT 10.20

    [Confidential treatment has been requested for portions of this exhibit. The Confidential portions have been redacted and are denoted by [**]. The Confidential portions have been separately filed with the commission.]


                           SOFTWARE LICENSE AGREEMENT


     This Software License Agreement is dated as of September 13, 1996 ("EFFECTIVE DATE") between Voxware, Inc., a Delaware corporation located at 305 College Road East, Princeton, NJ 08540 ("VOXWARE"), and Lucent Technologies Inc.-Microelectronics Group, a Delaware corporation having an office located at Two Oak Way, Berkeley Heights, New Jersey 07922 ("LUCENT").

     Lucent and Voxware hereby agree to the following:

I. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

     (1) "ESCROW AGREEMENT" shall mean that certain Sourceflex Software Source Code Escrow Agreement, dated as of December 4, 1995, between Voxware and FileSafe, Inc.

     (2) "INTEGRATION SUPPORT" shall mean technical assistance provided to third parties in conjunction with Lucent to incorporate the VOCODER Products into a third-party system application in accordance with paragraph 3 of Section V below.

     (3) "LUCENT PRODUCTS" shall mean the products which are being developed by Lucent and are described on Appendix A hereto, as amended from time to time in
                            ----------
accordance with this Agreement with the consent of both parties, which consent shall not be unreasonably withheld.

     (4) "LUCENT PROPRIETARY INFORMATION" and "VOXWARE PROPRIETARY INFORMATION" have the respective meanings ascribed thereto in Paragraph 1 of Section IX.

     (5) "MATERIAL BREACH" shall mean a breach by Lucent of any of its confidentiality obligations to Voxware set forth herein; a use by Lucent of Voxware Proprietary Information, including without limitation, the Source Code and the Voxware Technologies, in a manner not permitted by this Agreement; or non-payment.

     (6) "PC-95" shall mean a computer that supports Windows 95 (Windows NT) applications.

     (7) "PORTING TEAM" shall mean those persons designated by Lucent who have a need to know the Source Code in order to assist in the porting of the Voxware Technologies and to develop the Lucent Products. The Porting Team will not include, and Lucent will not assign to the Porting Team, any person who is employed in a technical group that is responsible for developing vocoder technology directly competitive with the Voxware Technologies.

     (8) "ROYALTY PAYMENT REPORT" shall have the meaning set forth in Paragraph 2 of Section III.

     (9) "SOURCE CODE" shall mean the source code for the decode only components of the VOCODER Products necessary for porting for development of the Lucent Products.

     (10) "TECHNICAL SUPPORT" shall have the meaning set forth in Paragraph 2 of
Section V.

     (11) "UPDATES" shall mean such corrections, modifications and improvements of the VOCODER Products or portions thereof, in source code form for corrections, modifications and minor improvements relating to the decode only function and in object code form for all other such corrections, modifications and minor improvements, as Voxware deems appropriate and which Voxware distributes generally to its other licensees of the VOCODER Products.

     (12) "VOCODER PRODUCTS" shall mean the decode only components of VR12 and VR15HQ ported to the Lucent Products.

     (13) "VOXWARE TECHNOLOGIES" shall mean (i) the decode only components of Voxware's VR12 codec, a variable-rate averaged 1,200 bps VOCODER ("VR12"), and of Voxware's VR15HQ (High Quality) codec, a variable-rate averaged 1,500 bps VOCODER ("VR15HQ"), including such codecs as ported to any platform generally, when used in reference to the Lucent Products and (ii) the encode and decode components of VR12 and VR15HQ when used in reference to Servers and Telephony Applications (as defined in Appendix C). The Voxware Technologies are more
                            ----------
completely described in Appendix B hereto (which may be amended only by mutual
                        ----------
consent).

     (14) "VR12-PC-95" shall mean the encode and decode components of VR12 ported to the PC-95 platform.

     (15) "VR15HQ-PC-95" shall mean the encode and decode components of VR15HQ ported to the PC-95 platform.

II.  GRANT OF LICENSE

     1. Subject to the terms and conditions of this Agreement, Voxware grants to Lucent a worldwide, non-exclusive, non-transferable license under any of Voxware's intellectual property rights (i) to use, reproduce and adapt the Source Code (subject to Paragraph 4 of Section II below) for the VOCODER Products solely for development of, and incorporation into, the Lucent Products, and (ii) to use, reproduce, translate, adapt, promote, market and distribute object code for the Voxware Technologies (including the VOCODER Products) incorporated in the Lucent Products, Servers or Telephony Applications. Lucent may grant to its distribution channels (including original equipment manufacturers) the distribution rights set forth in clause
(ii) above solely for the purpose of the distribution of the Lucent Products. Lucent is responsible for using at least the same level of diligence and take the same measures to enforce its distributors' obligations with respect to the Voxware Technologies that it applies for its own valuable products that are bundled or integrated with other products and generate substantial revenue for Lucent. Notwithstanding anything herein to the contrary, any such distributors shall not have access to the Source Code and, other than as provided in Paragraph 4 of Section II below, the Voxware Technologies are provided and licensed to Lucent in object code form only.

     2. The Voxware Technologies may only be distributed to end users by Lucent and its distribution channels in an integrated bundle where the Voxware Technologies are intended to be used in support of the Lucent Products, Servers and Telephony Applications. Lucent will give Voxware reasonable recognition for its contribution to the Lucent Product in all documentation for such a bundle.

     3. Lucent may ship the Voxware Technologies incorporated in Lucent Products distributed free of charge for evaluation purposes only. Lucent may ship the Voxware Technologies in beta versions of Lucent Products to Lucent beta sites, provided that the beta versions of the Lucent Products do not permit the user to use such Lucent Products for more than a period of time consistent with customary Lucent practices for beta versions of its products after delivery to such user.

     4. Notwithstanding anything herein to the contrary, the Source Code shall be delivered to Lucent personnel on the Porting Team and the Source Code shall be disclosed to, and access thereto shall remain at all times exclusively with, the Porting Team. Lucent agrees to provide Voxware with reasonable prior notice of the identities of the persons who are to be members of the Porting Team from time to time. Promptly, and in any event within 30 days, after the earlier of
(i) termination of this Agreement or (ii) successful completion of the porting of the decode only components of VR12 and VR15HQ to the targeted platform required for the VOCODER Products, Lucent shall return to Voxware any of the original and all copies (whether whole or partial) of the Source Code in its possession or certify that all such copies (whether whole or partial) have been destroyed. Lucent shall be permitted to retain, with custody and access limited to the Porting Team, a limited number of copies of the source code as optimized by the parties (not to exceed three copies) for purposes of maintenance and ongoing support of the Lucent Products.

     5. No license, express or implied, is granted to Voxware hereunder to any Lucent intellectual property.

III. PRICE; TERMS OF PAYMENT; AUDIT

     1. The fees for the Voxware Technologies for the term of this Agreement shall be those fees and royalties set forth in Appendix C hereto. Any
                                               ----------
applicable sales, use, personal property, excise or other taxes (other than income or corporate franchise taxes) will be added to the fees and royalties unless Lucent demonstrates a valid exemption from such taxes.

     2. All royalty payments will be due within 60 days of the end of each calendar quarter with respect to Production Units (as defined in Appendix C)
                                                                 ----------
shipped in such period. Within 30 days of the end of each calendar quarter, Lucent shall provide Voxware with a Royalty Payment Report accurately delineating: (a) the number of Production Units shipped (other than the beta versions) during the applicable period with respect to the VOCODER Products, (b) the number of applications embedded in PC-based Telephony Applications (as defined in Appendix C) for VR12-PC-95 and VR15HQ-PC-95, (c) the number of
           ----------
Servers (as defined in Appendix C) for Server licenses of VR12-PC-95 and VR15HQ-
                       ----------
PC-95 and (d) the calculation of the amount due. Voxware shall have the right from time to time (but no more than once annually) upon 15 days' prior written notice to Lucent to review and audit relevant Lucent books and records to verify the accuracy of the Royalty Payment Reports. Such audits shall be conducted during normal business hours, by auditors of a "Big Six" accounting firm. Such audits shall be at Voxware's expense; provided, however, that should the audit show that Voxware has been underpaid by more than ten percent (10%), Lucent will bear the costs of the audit. Any payment adjustment indicated as a result of such audit shall be made within 30 days of receipt of the audit report. The third party auditor shall maintain the confidentiality of the information obtained from Lucent, and shall disclose to Voxware only such information as is reasonably necessary for Voxware to verify the accuracy of the Royalty Payment Reports, or the nature and extent of any inaccuracies in such Reports. All information learned by Voxware from such audit shall be treated as Lucent Proprietary Information and governed by Section IX below.

IV.  DELIVERY, INSTALLATION AND ACCEPTANCE OF VOXWARE TECHNOLOGIES

     1. Voxware shall deliver the Voxware Technologies to Lucent in the form specified and in accordance with the schedule set forth in Appendix D hereto.
                                                           ----------
It is Lucent's responsibility, without charge to Voxware, to incorporate the Voxware Technologies into the Lucent Products and to perform all necessary porting of the Voxware Technologies in connection with the development, manufacture or operation of the Lucent Products, other than porting the Voxware Technologies to the Lucent DSP1615 platform. The parties will work together to achieve the porting of the decode only components of VR12 and VR15HQ to the Lucent DSP1615 platform.

     2. Acceptance of the Voxware Technologies shall be deemed to have occurred (i) when Lucent completes an audit of Voxware's documentation of the Voxware Technologies for compliance with the requirements described in Appendix
                                                                       --------
D hereto and (ii) upon successful completion of a mutually agreed upon
- -
acceptance test of the Voxware Technologies which acceptance test would include, but not be limited to (A) compliance with a suite of mutually agreed input test vectors; (B) compliance with a suite of mutually agreed executive calling tests,
(C) compliance with a suite of mutually agreed interface protocol tests; (D) the Voxware Technologies meeting or improving MIPS and memory utilization targets to be mutually agreed upon; and
(E) satisfactory performance during mutually agreed stability and stress testing. In the event the parties cannot in good faith agree on the parameters of the acceptance test within 90 days of the date hereof (or such longer period as may be mutually agreed by the parties), or in the event that the Voxware Technologies do not meet the requirements of the acceptance test, despite the Technical Support provided by Voxware and the good faith assistance of Lucent as set forth in Paragraph 1, of this Section IV, within 90 days after delivery of the Voxware Technologies to Lucent, either party may terminate this Agreement upon notice to the other party, and neither party shall have any liability or further obligation to the other party. If no such notice is given within such time period, the Voxware Technologies will be deemed accepted by Lucent. Upon any such termination, each party shall forthwith return to the other (or destroy in accordance with written instruction) any technology or proprietary information belonging to the other party. The parties will work together in good faith to achieve acceptance of the Voxware Technologies.

V.   UPDATES AND SUPPORT SERVICES

     1. Voxware will, at such intervals as Voxware deems appropriate, distribute Updates to Lucent. Lucent shall, upon receipt of any Update, implement its use such that it replaces entirely any previous version of the VOCODER Products or portion thereof to which the Update applies. Upon implementation, an Update shall constitute part of the Voxware Technologies and shall be subject to all the terms and conditions of this Agreement. Notwithstanding the foregoing, Lucent shall not be obligated to implement any Update in the following situations: (a) work in process, (b) customer applications wherein the customer does not desire the Update, (c) Lucent does not agree with or accept the Update and (d) applications that are already in the field and are being used by customers.

     2. During the term of this License Agreement Voxware will provide technical support ("TECHNICAL SUPPORT") to Lucent consisting of (i) using reasonable commercial efforts to correct or replace and/or providing services necessary to remedy or avoid any programming error in the VOCODER Products, VR12-PC-95 or VR15HQ-PC-95 which significantly affects the use of the VOCODER Products, VR12-PC-95 or VR15HQ-PC-95, as the case may be, by Lucent in the development, manufacture and sale of the Lucent Products, (ii) providing revisions and modifications to supporting documentation as necessary and (iii) providing Updates of the core architecture that maintains equivalent bit stream characteristics. Lucent will provide Voxware with access to the optimized source code and such other information as may be reasonably necessary in order for Voxware to provide the Technical Support described in this paragraph and the Integration Support described below.

     3. Upon request by Lucent, Voxware will provide, in conjunction with Lucent, Integration Support to third parties following release of the VOCODER Products. Voxware shall use its best efforts to answer Lucent's questions relating to use, application and functioning of the VOCODER Products to enable Lucent to fulfill its support obligations to its customers; provided that, other than Integration Support, Voxware shall not be required to provide support directly to end users of the Lucent Products (which support shall be provided by Lucent).

     4. In exchange for Updates, Technical Support and Integration Support to be provided by Voxware hereunder, Lucent will pay to Voxware the support fees described in Appendix C hereto for the first year subsequent to acceptance as
             ----------
defined in Section IV of this Agreement. Subsequent payments will be included in royalty payments described in Appendix C hereto.
                                 ----------

VI.  TERMINATION

     1. Either party hereto shall have the right to terminate this Agreement upon a material default by the other party of any of its material obligations under this Agreement, unless within 30 days after written notice of such default such party remedies such default; provided, however, in the case of a default which cannot with due diligence be remedied by such party within a period of 30 days, if such party proceeds as promptly as may be reasonably possible after the service of such notice and with all due diligence to remedy the default and thereafter to prosecute the remedying of such default with all due diligence, the period of time after the giving of such notice within which to remedy the default shall be extended for such period as may be necessary to remedy the same with all due diligence. Upon termination of this Agreement, for any reason, Lucent shall cease use, reproduction, translation, marketing, distribution and promotion of the Voxware Technologies, including the VOCODER Products, in connection with the Lucent Products, except as expressly permitted herein.
After the termination date, Lucent will not release any new version of a Lucent Product incorporating any portion or derivative of the Voxware Technologies. Notwithstanding the foregoing, after termination of this Agreement for any reason other than a Material Breach, Lucent shall have the right to (i) complete such work in process as may be completed within the 90 day period after termination and (ii) sell its existing inventory of Lucent Products which incorporate the VOCODER Products, VR12-PC-95 or VR15HQ-PC-95 (including such inventory as is produced within the 90 day period after termination in accordance with the preceding clause (i)); provided, that, as soon as
                                           --------  ----
practicable after termination, and in any event, within 30 days after termination, Lucent shall provide Voxware with an itemized statement of such inventory (including a projection with regard to inventory to be produced in accordance with clause (i) of the preceding sentence). Royalties shall be due on all sales of such inventory of Lucent Products in accordance with the terms of this Agreement.

     2. Notwithstanding anything herein to the contrary, termination of this Agreement by either party for any reason shall not relieve Lucent of its obligation to pay royalties with respect to any Lucent Products sold theretofore or thereafter. Upon termination, each party shall forthwith return to the other (or destroy in accordance with written instructions) any technology or other proprietary information belonging to the other party.

VII. PUBLICITY

     1. The parties agree to use all reasonable commercial efforts to ensure that during the initial announcement of their relationship that: (a) the timing of such announcements will be compatible with each party's overall public relations strategy, (b) each will review and approve the other party's relevant press releases and other public relations materials and (c) executives from each company shall be reasonably available for other public relations activities. Each party may disseminate the information contained in such press release in whole or in part and from time to time without the consent of the other party.

     2. Voxware will have the right to mention that Lucent is a licensee of the Voxware Technologies and Lucent has the right to mention that Voxware is a licensor of the Voxware Technologies in all relevant advertising, public relations and marketing materials; provided, that Lucent is given a reasonable opportunity to review and comment on any such advertising, public relations and marketing materials as they relate to Lucent in advance of release by Voxware; and provided, that Voxware will not mention the existence or terms of this Agreement until Lucent makes a public announcement of such (subject to disclosure in connection with Voxware's proposed initial public offering).

VIII.  WARRANTIES, INDEMNIFICATION, EXCLUSIVE REMEDY AND LIABILITY LIMITATIONS

     1. Voxware warrants that it possesses full right, power and authority to enter into this Agreement; that the making of this Agreement by Voxware does not violate any other agreement existing between Voxware and any other party; that it is the sole owner of the Voxware Technologies; to the knowledge of Voxware, the Voxware Technologies are not in the public domain; and, to the knowledge of Voxware, the Voxware Technologies do not infringe on any existing patent, copyright or proprietary rights of others.

     2. EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 1 OF THIS SECTION VIII, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, SECTION V AND ALL OTHER PARAGRAPHS OF SECTION VIII HEREOF, VOXWARE GRANTS NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY WITH RESPECT TO THE MERCHANTABILITY OF THE VOCODER PRODUCTS OR ANY OF THE VOXWARE TECHNOLOGIES OR THE FITNESS OF ANY OF THE VOCODER PRODUCTS OR ANY OF THE VOXWARE TECHNOLOGIES FOR A PARTICULAR PURPOSE OR (II) A GUARANTEE THAT ANY OF THE TECHNICAL SUPPORT, INTEGRATION SUPPORT OR OTHER EFFORTS OF VOXWARE HEREUNDER WILL ACHIEVE THE DESIRED RESULT. Voxware's provision of Technical Support and Integration Support and Lucent's right to terminate as provided in Section VI hereof shall be the sole and exclusive remedies of Lucent hereunder with respect to the performance or failure to perform of the VOCODER Products, VR12-PC-95 and VR15HQ-PC-95 or any of the Voxware

Technologies, except that in connection with any action brought by Lucent within one year of the date of this Agreement, Lucent shall also have a remedy of money damages, if any, limited to the lesser of (i) the aggregate amount of the License Fees and Support Fees (as set forth on Appendix C hereto) and royalties
                                               ----------
paid by Lucent to Voxware hereunder and (ii) [**].

IN NO EVENT SHALL VOXWARE BE LIABLE UNDER ANY LEGAL THEORY (INCLUDING BUT NOT LIMITED TO CONTRACT, NEGLIGENCE, UNINTENTIONAL MISREPRESENTATION, STRICT LIABILITY IN TORT OR WARRANTY OF ANY KIND) FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF VOXWARE HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY DETERMINATION THAT THE EXCLUSIVE REMEDY REFERRED TO ABOVE FAILED OF ITS ESSENTIAL PURPOSE.

     3. Voxware agrees to defend and indemnify Lucent for and against all claims arising from the alleged breach of any warranty given herein, and against all claims of infringement of any patent, copyright, trademark, trade secret or proprietary rights by third parties arising from the Voxware Technologies; provided that Lucent gives Voxware prompt written notice of any such claim;

provided, however, that, Voxware's liability to Lucent pursuant to this
- --------  -------
Paragraph 3 of Section VIII shall not exceed the lesser of (i) the aggregate amount of the License Fees and Support Fees (as set forth on Appendix C hereto)
                                                             ----------
and royalties received by Voxware from Lucent pursuant to this Agreement and
(ii) [**]. Lucent agrees to defend and indemnify Voxware for and against all claims arising from (i) the Lucent Products or their use, manufacture, packaging, distribution, promotion, sale or exploitation, including, without limitation, any claims of product liability, and (ii) the breach of any representation, warranty or covenant by Lucent hereunder, provided that Voxware gives Lucent prompt written notice of any such claim.

     4. In the event that during the term of this Agreement, Voxware or Lucent becomes aware that the Voxware Technologies or any portion thereof infringes or may infringe any patent, copyright or other intellectual property right of a third party, Voxware or Lucent, as the case may be, shall provide prompt notice thereof to the other party. Thereafter, Voxware shall be entitled either to (i) obtain rights from such third party for Lucent to continue to use the Voxware Technologies or (ii) modify the Voxware Technologies or any portion thereof, as appropriate, to avoid such infringement or such possible infringement. Any such modification to the Voxware Technologies shall be deemed an Update hereunder.
In the event that Voxware is not able to avoid such infringement or such possible infringement either (a) by agreement with such third party under terms acceptable to Voxware or (b) by using best efforts to modify the Voxware Technologies or any portion thereof, as appropriate, Voxware, in consultation with Lucent, shall be entitled to terminate this Agreement upon written notice to Lucent. In the event of such termination, Voxware's liability to Lucent, if any, shall be limited to the lesser of (i) the aggregate amount of the License Fees and

Support Fees (as set forth on Appendix C hereto) and royalties paid by Lucent to
                              ----------
Voxware hereunder and (ii) [**].

IX.  PROPRIETARY INFORMATION

     1. Voxware and Lucent each acknowledge that they may be furnished with or may otherwise receive or have access to information which relates to past, present or future products, software, research, development, inventions, processes, techniques, designs or other technical information and data, marketing plans, etc. of Lucent or Voxware as the case may be ("LUCENT PROPRIETARY INFORMATION" or "VOXWARE PROPRIETARY INFORMATION", as the case may
be). Voxware Proprietary Information includes, without limitation, the Source Code, the Voxware Technologies, the VOCODER Products, VR12-PC-95 and VR15HQ-PC-
95. Lucent Proprietary Information includes, without limitation, all Lucent source code, Lucent Products and Lucent proprietary algorithms.

     2. Voxware agrees to preserve and protect the confidentiality of the Lucent Proprietary Information and all physical forms thereof, whether disclosed to Voxware before this Agreement is signed or afterward, including the terms of this Agreement. In addition, Voxware shall not disclose or disseminate the Lucent Proprietary Information for its own benefit or for the benefit of any third party. Voxware shall not take nor cause to be taken any physical or electronic forms of Lucent Proprietary Information from Lucent's offices (nor make copies of same) without Lucent's written permission. Within 30 days after the termination of this Agreement (or any other time at Lucent's request), Voxware shall return to Lucent (or, upon Lucent's request, destroy and certify as to such destruction) all copies of Lucent Proprietary Information in tangible form.

     3. Lucent agrees to preserve and protect the confidentiality of the Voxware Proprietary Information and all physical forms thereof, whether disclosed to Lucent before this Agreement is signed or afterward, including the terms of this Agreement. In addition, Lucent shall not disclose or disseminate the Voxware Proprietary Information for its own benefit or for the benefit of any third party. Notwithstanding the foregoing, Lucent shall have the right to disclose Voxware Proprietary Information to Lucent contractors and consultants for the purpose of adapting the Source Code to meet Lucent's requirements, provided that prior to disclosing Voxware Proprietary Information to any such contractor or consultant, the name of such contractor or consultant shall be provided to Voxware and such contractor or consultant shall have entered into an agreement providing in substance for protection of the Voxware Proprietary Information in the form attached hereto as Exhibit I. Lucent shall not take nor
                                           ---------
cause to be taken any physical or electronic forms of Voxware Proprietary Information from Voxware's offices (nor make copies of same) without Voxware's written permission. Within 30 days after the termination of this Agreement for any reason (or any other time at Voxware's request), Lucent shall return to Voxware (or, upon Voxware's request, destroy and certify as to such destruction) all copies of Voxware Proprietary Information in tangible form. The information contained in the Voxware Technologies (and all other material that Voxware may provide as part of

Technical Support and Integration Support) is considered a trade secret and shall be treated as such by Lucent.

     4. The foregoing obligations shall not apply to any information which (i) is publicly known; (ii) is given to Voxware or Lucent, as the case may be, by someone else who is not obligated to maintain confidentiality; (iii) is independently developed by a party without access to the proprietary information that is disclosed by the other party; (iv) is disclosed to third parties by the disclosing party without restriction; or (v) Voxware or Lucent, as the case may be, had already developed prior to the day this Agreement is signed, as evidenced by documents. Notwithstanding any other provisions of this Agreement, the requirements of this Section IX shall survive any termination of this Agreement. Both parties shall make a reasonable effort to protect all copyrights and trade secrets related to the VOCODER Products, the Voxware Technologies and the other Voxware Proprietary Information and to the Lucent Proprietary Information. Both parties shall be obligated to this confidentiality for a period of five (5) years from the later of (i) the termination of this Agreement and (ii) the termination of any license granted hereunder.

     5. If Lucent or Voxware, as the case may be, commits a breach, or threatens to commit a breach, of any of the provisions of this Section IX, Voxware or Lucent, as the case may be, shall have the right and remedy to seek to have the provisions of this Section IX specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Voxware or Lucent and that money damages will not provide an adequate remedy to Voxware or Lucent. If any portion of this Section IX is for any reason declared invalid or unenforceable, the validity of the remaining portions shall not be affected and the court considering this Section shall have the power to modify same so that the Section as modified may be enforced. Both parties recognize that there can be no assurance that Lucent's customers will not seek to reverse engineer or decompile the Voxware Technologies.

     6. Except as expressly and unambiguously provided herein and as conditions of Lucent's license hereunder, Lucent covenants and agrees (a) not to disassemble, decompile or otherwise reverse engineer or attempt to derive source code (or the underlying ideas, algorithms, structure or organization) from the Voxware Technologies, including the VOCODER Products, (b) to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof, (c) to keep Voxware informed as to any problems encountered with the Voxware Technologies and any resolutions arrived at for those problems, and to communicate promptly to Voxware modifications, design changes or improvements of the Voxware Technologies suggested by customers, employees and agents and (d) to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or re-export of any confidential information of Voxware or the Voxware Technologies or any direct product thereof in violation of any such restrictions, laws or regulations.

X.   PROPRIETARY RIGHTS

     1. Except to the extent of the licenses expressly and unambiguously granted hereunder by Voxware, Voxware retains all rights, title and interest in and to the Voxware Technologies, the VOCODER Products and, VR12-PC-95 and VR15HQ-PC-95. Voxware shall have no ownership in the Lucent Products, other than the rights in the Voxware Products described in the preceding sentence.

     2. Lucent shall include, and shall not alter or remove, any applicable copyright, patent, trade secret, trademark or other proprietary notices or legends on all copies (in whatever form) of the VOCODER Products, VR12-PC-95 and VR15HQ-PC-95 and the packaging in which it may be contained.

     3. If end users of a Lucent Product are required to sign a license agreement or if a "shrink wrap" or other form of license is used in connection with a Lucent Product, such license agreement shall also include such end-user license terms and conditions with respect to the Voxware Technologies, consistent with this Agreement, as are reasonably requested by Voxware.

XI.  SOFTWARE ESCROW.

     1. Upon execution of the Agreement by both parties, Voxware shall add Lucent as a beneficiary to the Escrow Agreement, which Escrow Agreement shall provide for the release of the Source Code of the VOCODER Products and, VR12-PC-95 and VR15HQ-PC-95 to Lucent for the purposes and upon the occurrence of the release conditions described below. Voxware and Lucent further agree to modify such Escrow Agreement (as it relates to Lucent) to provide for release terms and dispute resolution terms substantially similar to clauses (i) and (ii) below:

     (i) Upon notice to the escrow agent by Lucent (in the form of an affidavit or declaration by a duly authorized representative of Lucent) of the occurrence of a release condition as defined below, the escrow agent shall so notify Voxware by certified mail with a copy of the notice from Lucent. If Voxware provides contrary instruction within ten (10) days of the mailing of the notice to Voxware, the escrow agent shall not deliver the deposited Source Code to Lucent except as provided below.

     (ii) "CONTRARY INSTRUCTION" means the filing of an affidavit or declaration with the escrow agent by an officer of Voxware stating that a release condition has not occurred, or has been cured. The escrow agent will send a copy of the affidavit or declaration by certified mail to Lucent. Upon receipt of contrary instruction, the escrow agent shall not deliver a copy of the deposited Source Code and shall continue to store the deposited Source Code until otherwise directed by Voxware and Lucent jointly, or until resolution of the dispute pursuant to Paragraph 1 of Section XII hereof.

     2. The Source Code may be released from escrow to Lucent permanently, only if, during the term of this Agreement, (i) Voxware becomes unable to perform its obligations under this Agreement and (ii) one or more of the following release conditions occurs:

          (i) Voxware becomes insolvent or admits insolvency or admits a general inability to pay its debts as they become due; or

          (ii) Voxware files a petition for protection under the Bankruptcy Code of the United States, or an involuntary petition in bankruptcy is filed against Voxware and is not dismissed within sixty (60) days thereafter.

XII. MISCELLANEOUS

     1. GOVERNING LAW; ARBITRATION. This Agreement shall be subject to and governed in all respects by the statutes and laws of the State of New Jersey without regard to the conflicts of laws principles thereof. The prevailing party in any dispute regarding the interpretation or enforcement of the terms of this Agreement shall be entitled to its reasonable attorneys' fees, costs and expenses from the other party. Any dispute between the parties arising out of this Agreement (other than as set forth in Paragraph 6 of Section IX and as provided in the Escrow Agreement) shall be submitted to binding arbitration before a panel of three neutral arbitrators in New York, New York in accordance with the commercial rules of the American Arbitration Association.

     2. ENTIRE AGREEMENT. This Agreement, including Exhibits and Appendices, constitutes the entire Agreement and understanding between the parties and supersedes all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

     3. ASSIGNMENT. This Agreement is not assignable by either party without the prior written consent of the other party, except that a party may assign this Agreement in connection with any merger, acquisition, sale of substantially all of its assets or similar transaction without the other party's consent.
This Agreement shall apply to and bind any permitted successors or assigns of the parties hereto.

     4. NOTICES. All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth below and shall either be (a) personally delivered; (b) transmitted by postage prepaid certified mail, return receipt requested; or (c) transmitted by nationally-recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally, or two (2) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The address for the parties are as follows:

          Voxware, Inc.                 Lucent Technologies Inc.
          305 College Road East          1247 South Ceder Crest Boulevard
          Princeton, NJ  08540           Allentown, PA  18103
          Attn: Chief Financial Officer    Attn: Director, Business Operations

     5. FORCE MAJEURE. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods or accidents.

     6. WAIVER. A waiver, expressed or implied, by either party of any default by the other in the observance and performance of any of the conditions, covenants or duties set forth herein shall not constitute or be construed as a waiver of any subsequent or other default.

     7. HEADINGS. The headings to the Sections and Subsections of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

     8. INDEPENDENT CONTRACTORS. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer or partner of the other party or as conferring upon either party the power or authority to bind the other party in any transaction with third parties.

     9. SEVERABILITY. Except as otherwise set forth in this Agreement, the provisions of this Agreement are severable, and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected thereby and shall nevertheless be binding between the parties hereto. Any such invalid, illegal or unenforceable provision or portion thereof shall be changed and interpreted so as to best accomplish the objectives of such provision or portion thereof within the limits of applicable law.

     10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto shall be deemed to be an original.

VOXWARE, INC.                       LUCENT TECHNOLOGIES INC.


By: /s/ Kenneth H. Traub        By: /s/ Lucent Technologies Inc.
   _______________________      ________________________________

Print Name:_______________      Print Name:_____________________

Title:____________________      Title:__________________________

                                   APPENDIX A

                                LUCENT PRODUCTS


(a)  DSP1615/POMP-15 (also known as POMP-LIV)
(b)  POMP-13
(c)  POMP-23
(d) DSPs which are functionally equivalent successor DSPs to DSP 1615/POMP-15, POMP-13 and/or POMP-23


POMP-13 and POMP-23 are DSPs based on the same core as the DSP1615

                                   APPENDIX B

                 TECHNICAL FEATURES OF THE VOXWARE TECHNOLOGIES



VR12 bit rate:  Variable rate with average rate of 1,200 bps (89 bps to 1,867
     bps).  Note that the worst-                                   case rate
     would be 1,867 bps.

VR15HQ bit rate: Variable rate with average rate of 1,500 bps (89 bps to 2,267 bps). Note that the worst-case rate would be 2,267 bps.

Pitch Invariant Multi-rate Playback (PIMP):  VR12 and VR15HQ provide a speed-
     up/slowdown capability   that allows users to playback pre-recorded speech
     at their own desired speed-up or slowdown by five times normal speed without any material degradation in voice quality or shifting of vocal pitch. It is anticipated that the application only requires a PIMP ratio of [**]. This parameter shall be compile time determined.

Algorithmic Delay:  Assuming a [**] msec frame rate the encoder delay is [**]
     msec and the decoder                                             delay is
     [**] msec for an end-to-end delay of [**] msec.

Floating Point C-Code Complexity:  Native signal-processing on an Intel 133 MHz
     Pentium Processor                                                is [**]
     of CPU for encoder and [**] of CPU for decoder.

Fixed Point Complexity: Estimated DSP1615 MIPS is for Voxware a maximum of [**] and an average of [**] MIPS for decoder, and it would be reasonable to expect that such amounts can be further optimized by Lucent to a maximum of [**] with an average of [**] MIPS for decoder.

DSP1600 Memory Requirements:/*/
          Decoder:  RAM:   [**] Bytes for [**] PIMP ratios
                    DROM:  [**] Bytes plus or minus [**]%
                    PROM:  [**] Bytes plus or minus  [**]%


- --------------------------------

     /*/   PROM size unknown until actual port is completed.  This is the best estimate based upon previous work and analysis. These estimates are subject to change by mutual agreement of the parties.

                                   APPENDIX C

                               FEES AND ROYALTIES



LUCENT would pay to VOXWARE the following fees at the specified schedule:

NRE:

 POMP-VR12_DEC      $[**] was paid upon signing of Memorandum of
                    Understanding
 VR15HQ_PC95        $[**] was paid upon signing of Memorandum of
                    Understanding
 POMP-VR15HQ_DEC    $[**] was paid upon signing of Memorandum of
                    Understanding


License Fees:

 VR12 PRODUCTION      $[**]       [**]% at signing of this Agreement
 VR15HQ PRODUCTION    $[**]       [**]% at signing of this Agreement
                              [**]% at acceptance of VOCODER PRODUCTS for release

                    $[**]         per PRODUCTION UNIT at quarterly tallies for
                              the first [**] PRODUCTION UNITS of the Lucent Products containing the VOCODER PRODUCTS

                    $[**]         per PRODUCTION UNIT at quarterly tallies for
                              all remaining PRODUCTION UNITS of the Lucent
                              Products containing the VOCODER PRODUCTS

                    $[**]         per Telephony Application for the first [**]
                              licenses at a quarterly tally

                    $[**]         per Telephony Application for the remaining
                              licenses at a quarterly tally

                    $[**]         per SERVER application for the first [**]
                              server licenses containing the Voxware
                              Technologies at a quarterly tally

                    $[**]         per SERVER application for the remaining
                              server licenses containing the Voxware
                              Technologies at a quarterly tally



Support Fees:

 VOCODER PRODUCTS     $[**]       [**]% at acceptance by LUCENT of VOCODER
                              PRODUCTS for release. [**]% at first release of VOCODER PRODUCTS for PRODUCTION to OEM; [**]% [**] months thereafter; [**]% [**] months thereafter.

                                   APPENDIX C

                               FEES AND ROYALTIES

                                  (continued)



A PRODUCTION UNIT is defined as LUCENT manufactured device that includes the VOCODER PRODUCTS as part of the embedded application code. PRODUCTION UNITS would be identified by a LUCENT manufacturing code. VOXWARE would be notified by LUCENT of all such manufacturing codes in writing to: Voxware, Inc., 305 College Road East, Princeton, NJ 08540, Attn: Kenneth H. Traub, CFO.

A TELEPHONY APPLICATION is defined as a Windows 95 or NT software application that executes encode and/or decode functions on a host processor for the sole purposes of enabling the Lucent Products.

A SERVER is defined as a hardware and software configuration that executes multiple encode and/or decode functions simultaneously on a host processor of at least 133 mhz for the sole purpose of enabling the Lucent Products.

DEC when applied to any technology or product name shall signify containing the decode only components of the Voxware Technologies.

All Support Fees to VOXWARE by LUCENT would be initiated by a billing invoice from VOXWARE sent to: Lucent Technologies Inc., 1247 South Ceder Crest Blvd., Allentown, PA 18103, Attn: David Bambu, POMP_VR15HQ VOCODER PRODUCTS, POMP_VR12 VOCODER PRODUCTS

The billed amount would be paid after verification of conformance to the terms and conditions established for the billed activity or fee.

                                   APPENDIX D

                     DELIVERY SCHEDULE AND FORM OF DELIVERY



Availability of the VR15HQ on the PC-95 platform: The VR15HQ will be available on or before the date of execution of this Agreement 1996 on the PC-95 platform. A high-end Pentium processor is recommended for encoding.

Availability of the VR12 on the PC-95 platform: The VR12 will be available on or before the date of execution of this Agreement on the PC-95 platform. A high-end Pentium processor is recommended for encoding.

Availability of the VR15HQ_DEC on DSP1615: The VR15HQ_DEC will be available on or before the date of execution of this Agreement as a final release.

Availability of the VR12_DEC on DSP1615: The VR12_DEC will be available on or before the date of execution of this Agreement as a final release.


All VOCODER technology would be delivered on appropriate media to accomplish the required task for implementation and production. The VOCODER PRODUCTS would be delivered in the appropriate object format that supports the required application integration for the given platform. The delivery media and format would be specified as part of the VOCODER PRODUCTS documentation.

The VOCODER PRODUCTS would be fully documented by VOXWARE providing necessary details on the implementation of the VOCODER PRODUCTS for the intended application. The level of documentation will be consistent with examples previously provided by Lucent. This documentation would be sufficient to provide all information known and required for unassisted integration of the VOCODER PRODUCTS into the final embedded application for wireless messaging.

The VOCODER PRODUCTS bit stream would be characterized in a manner that provides the details necessary to identify and protect critical information in the VOCODER PRODUCTS bit stream for robust operation in a wireless application.

                                   EXHIBIT 1
                               TO LUCENT LICENSE


   AGREEMENT BETWEEN SUPPLIER EMPLOYEE AND LUCENT TECHNOLOGIES INC. REGARDING
                             INTELLECTUAL PROPERTY


In consideration of payment for the performance of work or assignments for Lucent Technologies Inc. or any of its affiliates (hereinafter "Lucent"), and other good and valuable consideration, including the use on behalf of Lucent of its material, private or proprietary information either owned or controlled by Lucent, or its facilities;

A. I hereby assign and agree to assign to Lucent all my right, title, and interest in and to all inventions, discoveries, improvements, ideas, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated "Intellectual Property"), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by me during the period of such work or performance of assignments, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either

     1.   in the course of such work or assignment or

     2. which are suggested by or result from any task assigned to me or work performed for or on behalf of Lucent relating to my assignment, or

     3. with the use of Lucent's time, material, private or proprietary information, or facilities;

B. I will, without charge to Lucent but at its expense, execute a specific assignment of title to Lucent and do anything else reasonably necessary to enable Lucent to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world;

C. I further agree that I will keep in confidence and will not, except as required in the conduct of Lucent's business or as authorized in writing on behalf of Lucent, publish, disclose or use, during and after the period of my work or assignment, any private or proprietary information which I may in any way acquire, learn, develop or create by reason of such work or assignment;

D. I further agree that this Agreement does not constitute a contract for employment, nor does it confer any rights by license or otherwise in any Intellectual Property to which I may have access; and

E. Lucent and I agree that, notwithstanding that I may not be Lucent's employee for other purposes, the copyrights in Intellectual Property created within the scope of my work or assignment shall be considered a work made for hire to the extent it qualifies as such under the copyright law;

F. I agree that I will not disclose to Lucent or any of its employees any information which I consider to be proprietary or confidential, or any information that is or may be proprietary or confidential to any of my employers or other clients. Except for information owned by Lucent under this Agreement, all specifications, drawings, sketches, models, samples, tools, computer or other apparatus programs, technical or business information or data, written, oral or otherwise, furnished by me to Lucent under this Agreement, or in contemplation of this Agreement shall not be
                                                                       ---
     considered by me to be confidential or proprietary;

G. In the event that either my employer or I have previously executed an agreement with Lucent relating to the work which I am about to undertake, it is understood and agreed that any terms and provisions of this agreement will be superseded by any conflicting terms and conditions of such previously executed agreement.



                                         _________________________
                                              (Signature)


                                         _________________________
                                              (Printed Name)


                                         _________________________
                                         (Social Security Number)


                                         _________________________
                                                   (Date)